     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 4, 1999
                                               REGISTRATION NO. 333-____________
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                   ----------

                         SCICLONE PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

                                   ----------

               CALIFORNIA                                  94-3116852
              (State or other                            (IRS Employer
              jurisdiction of                          Identification No.)
             incorporation or
              organization)

                   901 MARINER'S ISLAND BOULEVARD, SUITE 205
                          SAN MATEO, CALIFORNIA 94404
                                 (650) 358-3456
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                   ----------

                                DONALD R. SELLERS
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         SCICLONE PHARMACEUTICALS, INC.
                    901 MARINERS ISLAND BOULEVARD, SUITE 205
                           SAN MATEO, CALIFORNIA 94404
                                 (650) 358-3456
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:
                             J. HOWARD CLOWES, ESQ.
                        Gray Cary Ware & Freidenrich LLP
                         139 Townsend Street, Suite 400
                         San Francisco, California 94107
                                 (415) 836-2500
                                   ----------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time as described in the Prospectus after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                                   CALCULATION OF REGISTRATION FEE
==============================================================================================
                                                                 PROPOSED
                                                                 MAXIMUM
 Title of Each Class of                     PROPOSED MAXIMUM     AGGREGATE
    Securities to be         AMOUNT TO BE    OFFERING PRICE      OFFERING         AMOUNT OF
       Registered            REGISTERED        PER SHARE          PRICE       REGISTRATION FEE
-----------------------------------------------------------------------------------------------
  common stock (no par       2,923,469          $1.78125 (2)      $5,207,429       $1,536
         value)              shares (1)
===============================================================================================

(1) Consists of 1,370,145 shares of SciClone Pharmaceuticals, Inc. common stock issued to investors, and up to 1,553,324 shares of SciClone common stock issuable upon exercise of warrants issued to investors and placement agents, in connection with SciClone's July 2, 1999 financing, as described in the prospectus.

(2) Estimated solely for the purpose of computing the registration fee pursuant to Rules 457(c) and 457(g) of the Securities Act of 1933, as amended, and based on the average of the high and low sales prices of the common stock, as reported on the Nasdaq National Market on August 3, 1999.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SUCH SECTION 8(a), MAY DETERMINE.
================================================================================

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SHAREHOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SEC IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED AUGUST 4, 1999

                         SCICLONE PHARMACEUTICALS, INC.

                                  COMMON STOCK

                     1,370,145 Shares Issued and Outstanding

                                       and

                      1,553,324 Shares Subject to Warrants

        This prospectus relates to the offer and sale of our common stock by the selling shareholders, as follows:

        -    1,370,145 shares issued to investors in our July 2, 1999 financing;

        - up to 1,370,145 shares issuable upon exercise of warrants, with an exercise price of $1.33 per share, issued to the investors in the financing; and

        - up to 183,179 shares issuable upon exercise of warrants, with an exercise price of $1.66 per share, issued to the placement agents in connection with the financing.

        Our common stock is quoted on The Nasdaq National Market under the symbol "SCLN." On July 23, 1999, the last sale price of the common stock as reported on The Nasdaq National Market was $1.90.

        Our principal executive offices are located at 901 Mariner's Island Boulevard, Suite 205, San Mateo, California 94404, and our telephone number is
(650) 358-3456.

                                   ----------

        AN INVESTMENT IN SCICLONE COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. PLEASE CAREFULLY CONSIDER THE INFORMATION UNDER THE HEADING "RISK FACTORS" BEGINNING ON PAGE 3.


                                   ----------


        NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is ____________, 1999.

                                TABLE OF CONTENTS


                                                                     Page
                                                                     ----
RISK FACTORS......................................................     3

ABOUT SCICLONE ...................................................    10

USE OF PROCEEDS...................................................    12

SELLING SHAREHOLDERS..............................................    12

PLAN OF DISTRIBUTION..............................................    15

LEGAL MATTERS ....................................................    16

EXPERTS  .........................................................    16

WHERE TO FIND MORE INFORMATION....................................    17

DOCUMENTS INCORPORATED BY REFERENCE...............................    17

                                  RISK FACTORS

        You should carefully consider the following risk factors, together with the other information contained or incorporated by reference in this prospectus, in evaluating whether to purchase shares of our common stock.

        This prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1934 and Section 21E of the Securities Exchange Act and we have attempted to identify these statements with an asterisk ("*"). Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including those set forth below.

IF WE DO NOT CONTINUE TO INCREASE OUR SALES, WE MAY NOT BECOME PROFITABLE WHICH MAY PREVENT OR DELAY OUR LONG-TERM PRODUCT DEVELOPMENT AND
COMMERCIALIZATION EFFORTS

        We began to generate revenues from thymosin alpha 1, which we sell under the branded trademark ZADAXIN, in 1997. Future ZADAXIN revenues are uncertain. Our other drug under development, CPX, is a drug that targets the underlying cause of cystic fibrosis, a disease caused by genetic defects. Marketing approvals for CPX and additional marketing approvals for ZADAXIN are uncertain. We have experienced significant operating losses since our inception and have a substantial accumulated deficit. Furthermore, we expect our operating expenses to increase over the next several years if we expand our development, clinical testing and marketing capabilities.* Our ability to become profitable depends in large part on our ability to do the following:

        -      increase ZADAXIN sales in existing markets;

        -      launch ZADAXIN in newly-approved markets;

        - obtain additional regulatory approvals for ZADAXIN and/or future products;

        -      obtain regulatory approvals for CPX;

        - enter into a corporate partnering arrangement for development in the U.S. and Europe of a combination therapy for hepatitis C including ZADAXIN plus interferon; and

        - enter into other agreements for product development and commercialization.

        If we do not become profitable, we may have to delay or curtail our long-term product development and commercialization efforts.

IF WE EXPERIENCE DIFFICULTIES IN OUR FOREIGN SALES AND OPERATIONS, OUR FINANCIAL CONDITION WOULD SUFFER

        Our financial condition in the near term is highly dependent on ZADAXIN sales in foreign jurisdictions. The majority of our current ZADAXIN sales are to customers in the People's Republic of China. However, ZADAXIN sales in the People's Republic of China may be limited due to its low average income and poorly developed infrastructure. In addition, our sales and operations in Asia, Latin America and the Middle East are subject to inherent risks, including:

        - difficulties and delays in obtaining pricing approvals and reimbursement;

        - difficulties and delays in obtaining product health registration and importation permits;

        -      unexpected changes in regulatory requirements;

        -      tariffs and other barriers;

        -      political instability;

        -      the difficulties of staffing and managing foreign operations;

        -      long payment cycles;

        -      difficulty in accounts receivable collection;

        -      currency fluctuations; and

        -      potential adverse tax consequences.

We currently do not have any sales in the United States with which to offset any decrease in revenue from ZADAXIN sales in Asia, Latin America and the Middle East. In addition, certain countries in these territories regulate pharmaceutical prices. This regulation may reduce prices for ZADAXIN significantly below those that would prevail in a free market.

IF WE FAIL TO OBTAIN ADDITIONAL REGULATORY APPROVALS OR MARKET ACCEPTANCE FOR ZADAXIN(R) OR IF WE FAIL TO OBTAIN REGULATORY APPROVAL FOR CPX, OUR POTENTIAL FUTURE REVENUE WOULD BE LIMITED

        Our principal drug development efforts currently focus on our two lead drugs, ZADAXIN and CPX. We need favorable results from additional clinical trials of ZADAXIN to get regulatory approval in major pharmaceutical markets. ZADAXIN has been approved for commercial sale in 14 countries, principally as a treatment for hepatitis B and hepatitis C, diseases caused by viruses that affect the liver. However, we may not be able to obtain approvals for ZADAXIN in other countries or for the treatment of additional medical conditions, such as cancer.

        Our launch of ZADAXIN in the People's Republic of China, the Philippines and Singapore was our first commercial introduction of ZADAXIN, and may not be successful. Moreover, our future launches of ZADAXIN in additional countries may not be successful. Future sales of ZADAXIN will depend on market acceptance and successful distribution.

        In particular, although the People's Republic of China has the highest prevalence of hepatitis B in the world, its low average income and poorly developed distribution infrastructure may make it difficult to successfully commercialize ZADAXIN in the Chinese market. Because we currently rely on ZADAXIN as our sole source of revenue, our failure to demonstrate its efficacy in future clinical trials, obtain additional marketing approvals or successfully commercialize ZADAXIN would adversely affect our revenue and operating results.

        CPX is currently undergoing clinical testing in the United States. We may experience delays and difficulties in clinical trials of CPX. In addition, clinical trials may not prove that CPX is an effective treatment for cystic fibrosis. Our failure to demonstrate the safety and efficacy of CPX as a treatment for cystic fibrosis in a clinical trial, obtain regulatory approval of CPX as a treatment for cystic fibrosis or successfully commercialize CPX could adversely affect our potential future revenue and operating results.

IF WE DO NOT BECOME PROFITABLE, WE MAY NEED TO OBTAIN ADDITIONAL FUNDS IN ORDER TO SUPPORT OUR LONG-TERM PRODUCT DEVELOPMENT AND COMMERCIALIZATION PROGRAMS

        Since inception, we have financed our operations primarily through sales of stock. Due to our continuing operating losses, our independent auditors issued an opinion on our financial statements for the period ended December 31, 1998 that includes a paragraph emphasizing the uncertainty surrounding our ability to continue as a going concern. However, we recently completed two private placements of common stock and common stock warrants which resulted in aggregate net proceeds of approximately $5.5 million, excluding the proceeds which will be received if the warrants are exercised. However, if we do not continue to increase our revenue and become profitable, we will need to obtain additional financing to support our long-term product development and commercialization programs.

        Our need for capital will depend on many factors, including:

        -      the level of ZADAXIN sales;

        -      preclinical and clinical development expenses and opportunities;

        -      the timing and cost of regulatory approvals;

        -      patent costs;

        -      our ability to use our equity line, described below; and

        - our ability to establish development, sales, manufacturing and marketing arrangements.

The unavailability or timing of any necessary financing could prevent or delay our long-term product development and commercialization programs. Other than the equity line, we have no commitments or arrangements for additional funding and we may not be able to obtain financing if and when needed.

IF WE ISSUE ADDITIONAL COMMON STOCK OR SECURITIES CONVERTIBLE INTO COMMON STOCK, THE PERCENTAGE OWNERSHIP OF OUR THEN-CURRENT SHAREHOLDERS WOULD BE REDUCED AND THE MARKET PRICE OF OUR COMMON STOCK MAY DECREASE

        We recently completed two equity financings in which we issued an aggregate of 3,886,079 shares of common stock and warrants to purchase an aggregate of 4,415,191 shares of common stock. Any common stock issued upon exercise of the warrants would reduce the percentage ownership of our then-current shareholders and decrease any earnings per share. Public resale of the common stock issued in the private placements and issuable upon exercise of the warrants and the possibility of such resales may depress the market price of our common stock.

        In addition, we have entered into a Structured Equity Line Flexible Financing(SM) Agreement which allows us, subject to certain limitations, to sell to the purchaser under the equity line up to $4 million of common stock during each "investment period" during the two-year term of the equity line. An "investment period" under the equity line is approximately three months. If we sell stock under the equity line, the purchaser's price will be 97% of the lowest reported sale price during the four days immediately prior to each purchase date selected by the purchaser during the investment period. In order to use the equity line, our common stock must trade at more than $1.00 per share, unless we reach a different agreement with the purchaser under the equity line. Draws under the equity line are subject to certain conditions, including:

        -      registration of the investor's resale of the shares;

        -      a minimum trading price per share;

        -      volume limitations;

        - limitations on the number of shares that can be issued without shareholder approval; and

        - limitations on the number of shares of our common stock the investor may hold at any time.

If we sell common stock under the equity line, the percentage ownership of our then-current shareholders will be reduced. In connection with the equity line, we also issued to the purchaser a warrant to purchase 200,000 shares of our common stock. We will also issue to the purchaser additional warrants to purchase up to 300,000 shares of common stock. Because the shares that may be issued under the equity line, along with the shares issuable upon exercise of the warrant and additional warrants, can be immediately resold by the purchaser, the possibility of these sales could adversely affect the market price of the common stock.

        Similarly, if we raise additional funds through the issuance of common stock or securities convertible into or exercisable for common stock, the percentage ownership of our then-current shareholders will be reduced.

IF WE DO NOT CONTINUE TO COMPLY WITH CERTAIN NASDAQ LISTING REQUIREMENTS, OUR COMMON STOCK MAY BE DELISTED WHICH WOULD MAKE IT MORE DIFFICULT TO SELL OUR COMMON STOCK

        Our common stock is listed on the Nasdaq National Market. To remain listed on the Nasdaq, a company must meet certain criteria, including:

        -      a minimum bid price of $1.00 per share;

        -      $4,000,000 in net tangible assets; and

        - $5,000,000 market value of the public float, excluding shares held directly or indirectly by any of our officers or directors and by anyone holding beneficially more than 10% of our outstanding shares.

        As of July 23, 1999, the closing bid price of our common stock was $1.90 and as of July 23, 1999, the market value of our public float was approximately $46,000,000. As of July 24, 1999, we had net tangible assets of approximately $7,700,000.

        If we fail to meet Nasdaq's listing criteria our common stock may be delisted. Our common stock would thereafter be traded in the non-Nasdaq, over-the-counter market. If our common stock were delisted, it may be more difficult to dispose of, or get an accurate market value of, our common stock. This could severely limit our common shareholders' ability to sell our common stock in the secondary market.

IF WE DO NOT OBTAIN ADDITIONAL PRODUCT RIGHTS FROM THIRD PARTIES OR IF OUR LICENSEES DO NOT PERFORM THEIR OBLIGATIONS, OUR POTENTIAL FUTURE REVENUE WOULD BE LIMITED

        Our strategy includes entering into various corporate partnering arrangements. To date, we have acquired rights to ZADAXIN, CPX and certain other drugs but we are only actively pursuing clinical development of ZADAXIN and CPX. If we do not license or otherwise acquire rights to additional drugs we may have a shortage of drugs to develop which would limit our potential future revenue.

        In addition, we have exclusively sublicensed our rights to develop and market ZADAXIN in Japan to Schering-Plough K.K. However, Schering-Plough K.K. already has a substantial commitment to alpha interferon, which is an approved drug for hepatitis B and hepatitis C in Japan. Our relationship with Schering-Plough K.K. may not be successful and we may not be able to negotiate similar additional arrangements in the future. We generally do not have control over the amount and timing of resources that our collaborators devote to their activities with us. If these parties do not perform their obligations as we expect them to, the development and sale of our products could be limited or delayed.

        Our ability to obtain regulatory approval in one country may be delayed or adversely affected by the timing of regulatory activities and approvals in other countries, particularly if we do not participate in the regulatory approval process in these other countries. Any delay or failure to achieve regulatory approvals may limit our potential future revenue.

IF WE FAIL TO PROTECT OUR PRODUCTS, TECHNOLOGIES AND TRADE SECRETS, WE MAY NOT BE ABLE TO SUCCESSFULLY USE, MANUFACTURE OR MARKET AND SELL OUR PRODUCTS OR WE MAY FAIL TO ADVANCE OR MAINTAIN OUR COMPETITIVE POSITION

The United States composition of matter patent, which covers the chemical structure of thymosin alpha 1, and most of the European composition of matter patents for thymosin alpha 1 have expired. Going forward, we will have only limited patents covering the chemical structure of thymosin alpha 1 and this could adversely affect our proprietary rights. Our success depends significantly on our ability to obtain patent protection for our products and technologies, to preserve our trade secrets and to avoid infringing on the proprietary rights of third parties. However, our pending patent applications may not result in issued patents. Any patents that are issued may not provide a competitive advantage to us or may be invalidated or circumvented by our competitors. Others may independently develop similar products or designs around patents issued or licensed to us. Patents issued to or patent applications filed by other companies could have an adverse effect on our ability to use, manufacture or market our products or maintain our competitive position with respect to our products. Many of our patents and patent applications relating to thymosin alpha 1 are held under exclusive licenses. If we breach the terms of any of these licenses we could lose our rights to these patents and patent applications. Holders of patents licensed to us may not file, prosecute, extend or maintain their patents in countries where we have rights.

        Other companies obtaining patents on products or processes useful to us may bring infringement actions against us. This type of litigation is typically costly and time-consuming and could require us to obtain licenses from others, or prevent us from using, manufacturing or marketing our products. These licenses may not be available on commercially reasonable terms, if at all.

        Pharmaceuticals are not patentable or have only recently become patentable in certain countries in the territory in which we have exclusive rights to ZADAXIN. Enforcement of intellectual property rights in many countries in this territory has been limited or non-existent. Future enforcement of patents and proprietary rights in many countries in this territory will likely be problematic or unpredictable. Moreover, the issuance of a patent in one country does not assure the issuance of a similar patent in another country. Claim interpretation and infringement laws vary by nation, so the extent of any patent protection is uncertain and may vary in different jurisdictions.

IF WE FAIL TO OBTAIN REGULATORY APPROVALS FOR OUR PRODUCTS IN COUNTRIES IN WHICH WE HAVE NOT BEEN APPROVED, WE CANNOT DEVELOP, MARKET AND SELL OUR PRODUCTS IN THOSE COUNTRIES

        The research, preclinical and clinical development, manufacturing, marketing and sale of ZADAXIN, CPX and our other drug candidates are subject to extensive regulation by governmental authorities. ZADAXIN, CPX and any other products must be approved before they can be sold in any jurisdiction. Obtaining regulatory approval is time-consuming and expensive. In some countries where we are contemplating marketing and selling ZADAXIN, the regulatory approval process for drugs that have not been previously approved in countries with established clinical trial review procedures is uncertain, and this may delay the grant of regulatory approvals for ZADAXIN.

        We are currently sponsoring clinical trials and pursuing regulatory approvals for ZADAXIN in a number of countries and we are currently sponsoring clinical trials of CPX in the United States. However, we may not be able to complete these trials in a timely or cost-effective manner, and even if completed, these trials may not fulfill the relevant regulatory approval criteria. We ultimately may not be able to obtain regulatory approvals in these countries. Adverse results in our development programs also could result in restrictions on the use of ZADAXIN and, if approved, CPX.

        Our failure to comply with applicable United States or foreign regulatory requirements could, among other things, result in warning letters, fines, suspensions of regulatory approvals, product recalls or seizures, operating restrictions, injunctions and criminal prosecutions. In addition, government regulations may be established or imposed which prevent or delay regulatory approval of ZADAXIN, CPX or our future products.

IF WE ARE NOT ABLE TO ESTABLISH AND MAINTAIN ADEQUATE MANUFACTURING AND SUPPLY RELATIONSHIPS, THE DEVELOPMENT AND SALE OF OUR PRODUCTS COULD BE IMPAIRED

        We have entered into contract manufacturing and supply agreements for ZADAXIN and CPX. To be successful, our products must be manufactured in commercial quantities, in compliance with regulatory requirements and at an acceptable cost. While we believe we have and will be able to establish and maintain manufacturing relationships with experienced suppliers*, we may not be able to establish long-term manufacturing relationships with these suppliers. We currently have vialing and packaging supply agreements in effect and a sufficient supply of finished ZADAXIN for the near term. We have recently changed and upgraded our manufacturing source of finished ZADAXIN for our international markets, excluding Japan. In certain countries, this change may require additional regulatory approvals. If we do not obtain any required regulatory approvals of this manufacturing change in a timely fashion, new ZADAXIN marketing approvals may be delayed or sales may be interrupted until the manufacturing change is approved.

        Production interruptions, if any, could significantly delay clinical development of potential products and reduce third party or clinical researcher interest and support of proposed trials. These kinds of interruptions could also impede commercialization of our products, including sales of ZADAXIN in approved markets, and impair their competitive position, which would have a material adverse effect on our business.

WE MAY LOSE MARKET SHARE OR OTHERWISE FAIL TO COMPETE IN THE INTENSELY COMPETITIVE PHARMACEUTICAL INDUSTRY

        Competition in the pharmaceutical industry is intense and we expect that competition to increase. We believe that the principal competitive factors in the pharmaceutical industry include the efficacy, safety, price and therapeutic regimen associated with a given drug. Our competitors include pharmaceutical companies, biotechnology firms, universities and other research institutions, both in the United States and abroad, that are actively engaged in research and development of chronic and life-threatening diseases such as hepatitis B, hepatitis C, cancer, immune system disorders and cystic fibrosis. Most of our competitors, particularly large pharmaceutical companies, have substantially greater financial, technical, regulatory, manufacturing, marketing and human resource capabilities than we do. Most of them also have extensive experience in undertaking the clinical testing and obtaining the regulatory approvals necessary to market drugs. In addition, we currently rely on sales of ZADAXIN as a treatment for hepatitis B and hepatitis C as our sole source of revenue. Several large pharmaceutical companies have substantial commitments to alpha interferon, which is an approved drug for treating hepatitis B and hepatitis C.

IF THIRD PARTY REIMBURSEMENT IS NOT AVAILABLE OR PATIENTS CANNOT OTHERWISE PAY FOR ZADAXIN, WE MAY NOT BE ABLE TO SUCCESSFULLY MARKET ZADAXIN

        Our ability to successfully sell ZADAXIN depends in part on whether pharmaceutical drug consumers will be reimbursed for the cost of ZADAXIN. This reimbursement may come from government health administration authorities, private health insurers and other organizations. Third-party reimbursement for new therapeutic products is highly uncertain and may not be available for our future products. In many of the foreign countries in which we currently operate or intend to operate, reimbursement for ZADAXIN under government or private health insurance programs is currently not available, particularly in Cambodia, the People's Republic of China, Mexico, the Philippines, Peru, Myanmar and Malaysia. In the United States, certain proposed health care reforms could limit the amount of third-party reimbursement available for our products. In many countries where we have marketing rights to ZADAXIN, government resources and per capita income may be so low that our products will be prohibitively expensive. In these countries, we may not be able to market our products on economically favorable terms, if at all.

IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL OR IF OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER, CHIEF OPERATING OFFICER, CHIEF ADMINISTRATIVE OFFICER OR OUR REGIONAL MANAGING DIRECTOR FOR GREATER CHINA LEFT SCICLONE, WE MAY NOT BE ABLE TO SUCCESSFULLY DEVELOP AND COMMERCIALIZE OUR PRODUCTS

        We are highly dependent upon our ability to attract and retain qualified personnel because of the specialized, scientific and international nature of our business. There is intense competition for qualified management, scientific and technical personnel in the pharmaceutical industry, and we may not be able to attract and retain the qualified personnel we need to grow and develop our business globally. In addition, many key responsibilities at SciClone are assigned to a relatively small number of individuals, such as our President and Chief Executive Officer, Chief Operating Officer, Chief Administrative Officer and our Regional Managing Director for Greater China. If we are unable to attract and retain qualified personnel as needed or promptly replace those employees who are critical to our product development and commercialization, the development and commercialization of our products would adversely be affected. We do not maintain "key person" life insurance on any of our key personnel.

WE HAVE LIMITED PRODUCT LIABILITY INSURANCE AND ANY PRODUCT LIABILITY CLAIMS ASSERTED AGAINST US COULD RESULT IN SIGNIFICANT EXPENSES AND DECREASED DEMAND FOR OUR PRODUCTS

        Companies which test, manufacture, market and sell pharmaceutical products commonly receive product liability claims. These claims may be asserted against us. Product liability insurance for the pharmaceutical industry generally is expensive, if it is available at all. We have product liability insurance coverage for our clinical trials and commercial sales. However, product liability claims in excess of our insurance coverage or that resulted in the payment of large deductibles would adversely affect our financial condition and demand for our products.

ISSUING PREFERRED STOCK WITH RIGHTS SENIOR TO THOSE OF OUR COMMON STOCK COULD ADVERSELY AFFECT HOLDERS OF COMMON STOCK OR HINDER TAKEOVER TRANSACTIONS THAT OFFER COMMON SHAREHOLDERS AN OPTIMAL PRICE FOR THEIR SHARES


        Our charter documents give our board of directors the authority to issue additional series of preferred stock without a vote or action by our shareholders. The board also has the authority to determine the terms of preferred stock, including price, preferences and voting rights. The rights of holders of our common stock may be adversely affected by the rights granted to holders of preferred stock. For example, a series of preferred stock may be granted the right to receive a liquidation preference a pre-set distribution in the event SciClone is liquidated that would reduce the amount available for distribution to holders of common stock. In addition, the issuance of preferred stock could make it more difficult for a third party to acquire a majority of our outstanding voting stock. As a result, common shareholders could be prevented from participating in transactions that would offer an optimal price for their shares.

                                 ABOUT SCICLONE


GENERAL

        SciClone acquires, develops and commercializes drugs for treating chronic and life-threatening diseases such as hepatitis B, hepatitis C, cancer, immune system disorders and cystic fibrosis. We have two drugs in clinical testing, ZADAXIN and CPX, and we have other potential drugs in preclinical development.

        ZADAXIN. Our lead drug is ZADAXIN, which boosts the immune system. We are pursuing development of ZADAXIN for treatment of hepatitis B, hepatitis C, cancer and certain immune system disorders, as well as an enhancement to the effectiveness of viral vaccines. ZADAXIN is approved for marketing in 14 countries: Argentina, Cambodia, Italy, Kuwait, Mexico, Malaysia, Myanmar, Pakistan, the People's Republic of China, Peru, the Philippines, Singapore, Venezuela and Vietnam. We have filed for approval to market ZADAXIN in 22 additional countries outside the U.S., Europe and Japan. In the first six months of 1999, ZADAXIN generated approximately $3.6 million in sales, equivalent to the $3.6 million in annual sales generated by ZADAXIN in 1998, primarily in the People's Republic of China, the Philippines and Singapore for treatment of hepatitis B. We hold worldwide development, manufacturing and marketing rights to ZADAXIN. In Japan, we have sublicensed our rights to Schering-Plough, K.K., the Japanese subsidiary of Schering-Plough Corporation, the leading marketer of viral hepatitis therapies worldwide.

        We are pursuing additional corporate partnering arrangements for development in the U.S. and Europe of a combination therapy for hepatitis C including ZADAXIN plus interferon.* Hepatitis C affects over 170 million people worldwide, including over 10 million people in the United States, Europe and Japan, which are the world's largest pharmaceutical markets. Our clinical data show that the combination of ZADAXIN plus interferon could be a significant therapeutic advance in the fight against the hepatitis C epidemic. Interferon, the only established therapy for hepatitis C, leads to a response in only 5% to 20% of patients and causes unpleasant side effects. Rebetron3, a combination of two drugs, interferon and ribavirin, was approved for treatment of hepatitis C in the U.S. and certain other countries in 1998. This combination benefits certain patients. However, ribavirin has its own potential side effects, and increases the risk of side effects when combined with interferon. Importantly, ZADAXIN combined with interferon has shown clinical promise for treatment of hepatitis C without increasing the risk of additive side effects.

        In Japan, the world's largest market for viral hepatitis therapies, we have exclusively sublicensed our rights to develop and market ZADAXIN to Schering-Plough K.K. Schering-Plough K.K. is conducting a 300-patient phase 3 study of ZADAXIN for treatment of hepatitis B. In phase 3, large-scale, multi-center comparative trials are conducted in patients afflicted with the target disease to provide sufficient data for the statistical proof of efficacy and safety required by regulatory agencies to apply for marketing approval of a drug. The drug interferon, including Schering-Plough K.K.'s interferon, is the leading therapy for hepatitis B in Japan. Schering-Plough K.K. is also developing ZADAXIN in a phase 2 program for treatment of hepatitis C. Phase 2 trials are conducted with groups of patients afflicted with the target disease to make a preliminary determination of efficacy and optimal dosages and to provide additional evidence of safety.

        CPX. Our second drug in clinical testing is CPX. CPX is a protein-repair therapy initially developed by the United States National Institutes of Health, commonly known as NIH, as a potential treatment for cystic fibrosis, the most common fatal genetic disease in the U.S. and Europe.

        Cystic fibrosis is caused by mutations in the gene that encodes a certain protein known as the cystic fibrosis transmembrane conductance regulator, or CFTR, protein. More than 70% of cystic fibrosis patients have a certain type of genetic mutation, referred to as the "delta F508" mutation. In October 1997, Dr. Harvey Pollard of the Uniformed Services University of the Health Sciences and formerly of the NIH, presented preclinical data demonstrating that CPX repairs the two key protein-associated defects causing cystic fibrosis in patients with the delta F508 genetic mutation. CPX is the only drug in clinical development with the potential to correct the two key protein-associated defects in most cystic fibrosis patients. In 1997, we were awarded a $100,000 Orphan Drug Grant by the FDA for phase 1 development of CPX as a treatment for cystic fibrosis. Typically, phase 1 trials are conducted in a small number of healthy volunteers, or in rare cases patients, to determine the toxicity, pharmacological effects, metabolism and dose range requirements for the drug. We completed our phase 1 clinical study of CPX in cystic fibrosis patients in April 1998. In October 1998, we were awarded a $200,000 Orphan Drug Grant by the FDA for phase 2 development of CPX as a treatment for cystic fibrosis. We began the phase 2 clinical study of CPX in cystic fibrosis patients in the U.S. in September 1998 and in April 1999 Cystic Fibrosis Foundation awarded us a $517,000 research grant for phase 2 development of CPX. The Cystic
Fibrosis Foundation provided substantial financial support for early research on CPX at the NIH. The Cystic Fibrosis Foundation also supported us in our application for an Investigational New Drug exemption to gain approval from the FDA to begin testing of CPX directly on cystic fibrosis patients rather than the standard process of testing first in healthy volunteers. The Cystic Fibrosis Foundation continues to support us with protocol review, patient recruitment and investigator and study center selection.

        We have other drug candidates in early preclinical development. We plan to continue to evaluate the pharmaceutical potential of our preclinical drug candidates in 1999.

        Internationally, we have 41 ZADAXIN distribution arrangements covering 46 countries outside the U.S., Europe and Japan. We intend to out-license our products where a collaborative arrangement will materially enhance the prospects for a drug's commercial success in licensed markets. Our license with Schering-Plough K.K. for exclusive rights to develop and market ZADAXIN in Japan, and our arrangements with our ZADAXIN distributors are examples of this strategy. We are currently pursuing additional corporate partnering arrangements in the U.S. and Europe for development of ZADAXIN, particularly the combination of ZADAXIN plus interferon for the treatment of hepatitis C.* We intend to produce ZADAXIN, CPX and any future products through contract manufacturing and supply agreements. We have entered into separate supply agreements in the U.S. and Europe for the supply of bulk and finished product thymosin alpha 1. We contract with a major U.S. pharmaceutical company for the supply of bulk CPX and another U.S. pharmaceutical manufacturer for finished product CPX.

FORMATION AND OTHER INFORMATION

        SciClone was incorporated in California in 1990. Our international operating subsidiary, SciClone Pharmaceuticals International Ltd., is incorporated in the Cayman Islands and headquartered in Hong Kong. We also have office locations in Singapore, Taiwan, Japan and Italy.

                                USE OF PROCEEDS

        If the warrants are exercised by the selling shareholders, we will receive proceeds in the form of the exercise price. The warrants issued to the investors for up to 1,370,145 shares have an aggregate exercise price of $1,822,292, or $1.33 per share. The warrants issued to the placement agents for up to 183,179 shares have an aggregate exercise price of $304,077, or $1.66 per share. If we receive any proceeds from the exercise of the warrants, we expect to use them for working capital. We will not receive any proceeds from the sale of the shares of common stock by the selling shareholders and all proceeds will go to the selling shareholders to be used for their own purposes.

                              SELLING SHAREHOLDERS

        The 2,923,469 shares offered by this prospectus consist of shares issued or issuable to institutional and individual accredited investors in connection with a privately placed equity financing on July 2, 1999, as follows:

        -      1,370,145 shares of common stock issued to the investors;

        - up to 1,370,145 shares of commons stock issuable upon exercise of warrants, with an exercise price of $1.33, issued to the investors; and

        - up to 183,179 shares of common stock issuable upon exercise of warrants, with an exercise price of $1.66, issued to the placement agents.

The warrants are exercisable until July 1, 2004. The table below sets forth each selling shareholder, the number of shares of common stock which it owns or has the right to acquire as of July 2, 1999, the number of shares of common stock subject to sale under this prospectus and the number of shares of common stock it would own assuming the sale of all shares of common stock covered by this prospectus. The shares offered by the investors consist of an equal number of:

        -      shares issued in the financing and outstanding; and

        -      shares subject to warrants issued in the financing.

        Beneficial ownership is determined in accordance with rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. This table is based upon information supplied to us by the selling shareholders. Except as otherwise indicated, we believe that each person named in the table has sole voting and investment power with respect to all of the shares of our common stock listed as beneficially owned by it.

                                                  Shares            Shares           Shares
                                               Beneficially       Offered by      Beneficially
                                              Owned Prior to         this          Owned After
Selling Shareholders                           the Offering       Prospectus      the Offering
Investors:
John D. Baxter, M.D.                              578,742          136,986           411,756
Sam Bolton                                         63,246           34,246            29,000
Stuart Cohen                                       74,492           68,492             6,000
Alex Colman                                       336,986          136,986           200,000
Gaymark Associates                                273,972          273,972             --

Elliott J. Goldstein, M.D.                        305,400           32,000            273,400
Halifax Fund, L.P.                              2,233,581        1,369,862            863,719
Michael Kooper                                    263,516          136,986            126,530
Alexis Korybut                                     34,246           34,246             --
Mcared Inc. Pension Plan                          205,478          205,478             --
Robert G. Ortagus                                  78,492           68,492             10,000
Donald R. Sellers                               1,036,582           20,546          1,016,036
The Bruce B. Allen Separate Ppty. Tr. #1           28,776           28,776             --
Tracy K. Singh                                     38,246           34,246              4,000
The Martin and Deborah Stringfellow
 Trust dated 7/31/91                              154,986          136,986             18,000
Yolanda A. Willis                                  22,000           22,000             --

Placement Agents:
Moors & Cabot, Inc.                                38,028           38,028             --
John Dakin                                         15,000           15,000             --
Samuel Skinner                                     15,000           15,000             --
Jim McCamant                                        8,028            8,028             --
Sterling Financial Investment Group, Inc.           8,561            8,561             --
Carlo Corzine                                      14,562            8,562              6,000
H.C. Wainwright & Co., Inc.                         3,750            3,750             --
Matthew Balk                                       34,500           15,000             19,500
Scott Weisman                                       6,250            6,250             --
Reedland Capital Partners                          58,500           58,500             --
James Burness                                       8,000            6,500              1,500


        The shares beneficially owned by John D. Baxter, M.D. include 46,250 shares issuable upon exercise of options exercisable within 60 days of July 2, 1999. Mr. Baxter is a director of SciClone.

        Gaymark Associates is a limited partnership of which Windy Gates Corporation is the general partner. Walter Scheuer is the President and Chief Executive Officer, and Wayne Reisner is the Senior Vice President of, Windy Gates. Messrs. Scheuer and Reisner may be deemed to have investment and voting control over shares held by Gaymark Associates.

        The number of shares shown as beneficially owned by Halifax Fund, L.P. represents:

        -      801,219 shares issued upon conversion of Series C Preferred
               Stock purchased by Halifax in April 1998 and still owned by Halifax as of July 2, 1999, based upon information provided to us by Halifax;

        - 62,500 shares issuable upon exercise of a warrant issued to Halifax in connection with the sale of the Series C Preferred Stock; and

        - 684,931 shares issued to Halifax, and 684,931 shares issuable upon exercise of warrants issued to Halifax, in connection with our July 2, 1999 private placement.

Halifax Fund, L.P. is a limited partnership for which The Palladin Group, L.P. serves as its investment advisor. The Palladin Group, L.P. has voting control and investment discretion over securities held by Halifax. Jeffrey E. Devers is the President of the Palladin Group, L.P.

        Benedict Silverman is the sole beneficiary of the Mcared, Inc. Pension Plan and may be deemed to have investment and voting control over the shares held by the Mcared, Inc. Pension Plan.

        The shares beneficially owned by Donald R. Sellers include 976,503 shares issuable upon exercise of options exercisable within 60 days of July 2, 1999. Mr. Sellers is the President and Chief Executive Officer of SciClone.

        Moors & Cabot, Inc. is a corporation of which Michael Braun is the Senior Vice President. Mr. Braun may be deemed to have investment and voting control over the shares held by Moors & Cabot, Inc.

        Sterling Financial Investment Group, Inc. is a corporation of which Charles P. Garcia is the Chief Executive Officer. Mr. Garcia may be deemed to have investment and voting control over the shares held by Sterling Financial Investment Group, Inc.

        H.C. Wainwright & Co., Inc. is a corporation of which Steve Barrett is the Chief Executive Officer. Mr. Barrett may be deemed to have investment and voting control over the shares held by H.C. Wainwright & Co., Inc.

        Reedland Capital Partners is a corporation of which TYJO Corporation and Thomas J. Griesel are the only shareholders. TYJO Corporation is a corporation of which Robert K. Schacter and Kim Schacter are the only shareholders.

                              PLAN OF DISTRIBUTION

        The selling shareholders may sell their shares of common stock on the Nasdaq National Market, or other exchange on which the common stock is trading, in privately negotiated transactions or otherwise. The shares may be sold by the selling shareholders by one or more of the following methods:

        o block trades in which the broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

        o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

        o an exchange distribution in accordance with the rules of such exchange;

        o ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        o privately negotiated transactions;

        o short sales; or

        o a combination of any of the above methods.

        Brokers and dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling shareholders. If any broker-dealer acts as agent for a purchaser of shares, the broker-dealer may receive commissions or discounts from the purchaser. Commissions or discounts will be negotiated at the time of the transaction and are not expected to exceed customary amounts.

        Broker-dealers may agree with the selling shareholders to sell a specified number of shares at a stipulated price per share. To the extent the broker-dealer is unable to sell the specified number, it may purchase as principal any unsold shares at the price required to fulfill the broker-dealer's commitment to the selling shareholder. Broker-dealers who acquire shares as principal may then resell such shares from time to time in transactions, which may involve block transactions as described above, in the over-the-counter market or otherwise. Resales by broker-dealers may be at prices and on terms then prevailing at the time of sale, at prices then related to the then-current market price or in negotiated transactions. In connection with resales, broker-dealers may pay to or receive from purchasers of the shares commissions as described above. The selling shareholders may also sell their shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this prospectus.

        The selling shareholders and any broker-dealers or agents that participate with the selling shareholders in sales of the shares may be deemed to be "underwriters" within the meaning of the Securities Act. If so, any commissions received by such broker-dealers or agents and any profit on the resale of shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

        From time to time the selling shareholders may engage in short sales, short sales against the box, puts and calls and other transactions in our securities or instruments that derive their value from our securities, and may sell and deliver the shares covered by this prospectus in connection with the transactions or to settle securities loans. From time to time the selling shareholders may pledge their shares pursuant to the margin provisions of its agreements with its brokers. Upon a default by the selling shareholders, the broker may offer and sell the pledged shares from time to time.

        Under our agreement with the selling shareholders, we agreed to file a registration statement covering the 1,370,145 shares issued in our July 2, 1999 financing and the 1,533,324 shares issuable upon exercise of warrants issued in connection with the financing within 30 days following the closing of the financing and to keep a registration statement covering these shares effective for up to two years following the closing.

        We will pay expenses related to the registration of the shares covered by this prospectus, including:

        o filing, registration and qualification fees;

        o printers' fees;

        o accounting fees; and

        o the fees and distribution of our outside counsel.

        We will not pay underwriters' or brokers' discounts and commissions or the fees or disbursements of counsel for any selling shareholder.

        The selling shareholders are not restricted as to the price at which they may resell the shares. Any resales may have an adverse effect on the market price of the common stock. In addition, it is possible that a significant number of shares could be sold at the same time, which also may have an adverse effect on the market price of the common stock.

        We have agreed to indemnify the selling shareholders against certain civil liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

        The legality of the shares offered by this prospectus is being passed upon by Gray Cary Ware & Freidenrich LLP, Palo Alto, California.

                                    EXPERTS

        Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 1 to the consolidated financial statements, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                         WHERE TO FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the SEC. These reports, proxy statements and other information filed with the SEC may be inspected and copied at the SEC Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549.

        You may obtain information about the operation of the SEC Public Reference Room by calling 1-800-SEC-0330. You can also inspect this material free of charge at a Web site maintained by the SEC at http://www.sec.gov. Finally, you can also inspect reports and other information concerning SciClone at the offices of the National Association of Securities Dealers, Inc., Market Listing Section, 1735 K Street, N.W., Washington, D.C. 20006. SciClone common stock is traded on The Nasdaq National Market under the symbol "SCLN." SciClone's Internet web site is located at http://www.sciclone.com.

                      DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows us to "incorporate by reference" information that we file with them which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus and information we later file with the SEC will automatically update and supersede this information. The following documents filed by us with the SEC are incorporated in this prospectus by reference:

        - Annual Report on Form 10-K for the year ended December 31, 1998, filed on March 31, 1999 (File No. 0-19825);

        -      Current Report on Form 8-K, filed on April 26, 1999 (File No.
               0-19825);

        - Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, filed on May 14, 1998 (File No. 0-19825);

        - The description of SciClone's Common Stock contained in SciClone's Registration Statement on Form 8-A filed under the Securities Exchange Act, including any amendment or report filed for the purpose of updating that description (File No. 0-19825).

        We also incorporate by reference all documents and reports filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus. We will provide free of charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus. Please direct such requests to Investor Relations, SciClone Pharmaceuticals, Inc., 901 Mariner's Island Boulevard, Suite 205, San Mateo, California 94404. Our telephone number is (650) 358-3456.

--------------------------------------------------------------------------------


  WE HAVE NOT AUTHORIZED ANYONE TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS
      PROSPECTUS. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF THE DATE OF
           THIS PROSPECTUS. DELIVERY OF THIS PROSPECTUS AFTER THE DATE
                     INDICATED BELOW DOES NOT MEAN THAT THE
                          INFORMATION IS STILL CORRECT.



                         SCICLONE PHARMACEUTICALS, INC.


                                  COMMON STOCK

                     1,370,145 SHARES ISSUED AND OUTSTANDING

                                       AND

                      1,553,324 SHARES SUBJECT TO WARRANTS


                                   ----------

                                   PROSPECTUS

                                   ----------

                              _______________, 1999

--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the costs and expenses in connection with the sale and distribution of the securities being registered, other than underwriting discounts and commissions. All of the amounts shown are estimates except the Securities and Exchange Commission registration fees and Nasdaq filing fee.

                                                                   To be Paid
                                                                     By The
                                                                   Registrant
                                                                   ----------
SEC Registration Fee                                                  $ 1,563
Nasdaq filing fee                                                     $17,500
Accounting fees and expenses                                          $10,000
Legal fees and expenses                                               $25,000
Miscellaneous expenses                                                $   937
                                                                    ---------
        Total......................................................   $55,000
                                                                    =========


----------------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        As permitted by Section 204 of the California Corporations Code (the "CCC"), the Registrant's Articles of Incorporation provide that each person who is or was or who had agreed to become a director or officer of the Registrant or who had agreed at the request of the Registrant's Board of Directors or an officer of the Registrant to serve as an employee or agent of the Registrant or as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall be indemnified by the Registrant to the full extent permitted by the CCC or any other applicable laws. Such Articles of Incorporation also provide that no amendment or repeal of such Articles shall apply to or have any effect on the right to indemnification permitted or authorized thereunder for or with respect to claims asserted before or after such amendment or repeal arising from acts or omissions occurring in whole or in part before the effective date of such amendment or repeal.

        The Registrant's Bylaws provide that the Registrant shall indemnify to the full extent authorized by law any person made or threatened to be made a party to an action or a proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate was or is a director, officer or employee of the Registrant or any predecessor of the Registrant or serves or served any other enterprise as a director, officer or employee at the request of the Registrant or an predecessor of the Registrant. The Registrant's Bylaws also provide that the Registrant may enter into one or more agreements with any person which provides for indemnification greater or different than that provided in such Articles of Incorporation.

        The Registrant has entered into indemnification agreements with its directors and certain of its officers.

        The Registrant intends to purchase and maintain insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against him and incurred by him in any such capacity, subject to certain exclusions.

        See also the undertakings set out in response to Item 17 herein.

ITEM 16.  EXHIBITS.

        The following exhibits are filed with this Registration Statement:

   EXHIBIT NO.                      DESCRIPTION OF EXHIBIT
   -----------                      ----------------------
       5.1          Opinion of Gray Cary Ware & Freidenrich LLP.
      23.1          Consent of Ernst & Young LLP, independent auditors.
      23.2          Consent of Gray Cary Ware & Freidenrich LLP (included in
                    Exhibit 5.1).
      24.1          Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).

ITEM 17.  UNDERTAKINGS.

        A.     The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933 (the "Securities Act");

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
                      Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C. The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

        D. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

        E. The undersigned Registrant hereby undertakes that:

        (1) For the purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of the registration statement as of the time it was declared effective.

        (2) For the purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Mateo, State of California on August 4, 1999.

                                                SCICLONE PHARMACEUTICALS, INC.
                                                By:  /s/  Donald R. Sellers
                                                    ----------------------------
                                                    Donald R. Sellers
                                                    President, Chief Executive
                                                    Officer and Interim Chief
                                                    Financial Officer


        KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Donald R. Sellers and Shawn K. Singh, and each of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-facts and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated:


             SIGNATURE                              TITLE                     DATE
             ---------                              -----                     ----
/s/ Donald R. Sellers                 President, Chief Executive          August 4, 1999
--------------------------------      Officer, Interim Chief Financial
Donald R. Sellers                     Officer and Director (Principal
                                      Executive, Financial and
                                      Accounting Officer)

/s/ Jere E. Goyan                     Chairman of the Board and Director  August 4, 1999
--------------------------------
Jere E. Goyan, Ph.D.

/s/ John D. Baxter                    Director                            August 4, 1999
--------------------------------
John D. Baxter, M.D.

/s/ Edwin C. Cadman                   Director                            August 4, 1999
--------------------------------
Edwin C. Cadman, M.D.

/s/ Rolf H. Henel                     Director                            August 4, 1999
--------------------------------
Rolf H. Henel

                                INDEX TO EXHIBITS

   EXHIBIT NO.              DESCRIPTION OF EXHIBIT
   -----------              ----------------------
       5.1          Opinion of Gray Cary Ware & Freidenrich LLP.
      23.1          Consent of Ernst & Young LLP, independent auditors.
      23.2          Consent of Gray Cary Ware & Freidenrich LLP (included in
                    Exhibit 5.1).
      24.1          Power of Attorney (included in the Signature Page contained in Part II of the Registration Statement).